EXHIBIT 5.1




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                                                July 30, 2002

Banc of America Securities LLC
100 North Tryon Street, 11th Floor
Charlotte, North Carolina 28255


                Option One Mortgage Loan Trust 2002-5
                Asset-Backed Certificates, Series 2002-5
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Ladies and Gentlemen:

         We have acted as counsel to Option One Mortgage Acceptance Corporation (the "Depositor") in connection with (i) three Mortgage Loan Purchase Agreements, dated July 19, 2002 (the "Trust Mortgage Loan Purchase Agreements"), among the respective Trust Seller, the Originator and the Depositor, (ii) the Mortgage Loan Purchase Agreement, dated July 19, 2002 (the "Option One Purchase Agreement"; together with the Trust Mortgage Loan Purchase Agreements, the "Mortgage Loan Purchase Agreements"), between Option One and the Depositor,
(iii) the Pooling and Servicing Agreement, dated as of July 1, 2002 (the "Pooling and Servicing Agreement"), among the Depositor, the Master Servicer, the Federal Home Loan Mortgage Corporation ("Freddie Mac" or the "Guarantor") and Wells Fargo Bank Minnesota, National Association as trustee (the "Trustee"), and the certificates issued pursuant thereto designated as Asset-Backed Certificates, Series 2002-5 (collectively, the "Certificates"), (iv) the Underwriting Agreement, dated July 19, 2002 (the "Underwriting Agreement"), among the Depositor, Option One and Banc of America Securities LLC (the "Representative") pursuant to which the Class A-2 Certificates, the Class S-2 Certificates, the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates and the Class M-4 Certificates (collectively, the "Underwritten Certificates") were sold, (v) the Prospectus Supplement, dated July 19, 2002 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated June 5, 2002 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"), (vi) the Certificate Purchase Agreement, dated July 19, 2002 (the "Freddie Mac Certificate Purchase Agreement"), among the Depositor, Option One and Freddie Mac pursuant to which the Class A-1 Certificates and the Class S-1 Certificates (the "Freddie Mac Certificates") were sold by the Depositor to Freddie Mac, (vii) the Information Circular, dated July 19, 2002 (the "Information Circular"), relating to the Freddie Mac Certificates, (viii) the Indemnification and Contribution Agreement, dated July 19, 2002 (the "Indemnification and Contribution Agreement"), among the Depositor, Option One and the Representative, (ix) the Certificate Purchase Agreement, dated July 30, 2002 (the "Class B Certificate Purchase Agreement"), among Option One, the Depositor and



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July 30, 2002

Banc of America Securities LLC (in such capacity, the "Initial Purchaser") pursuant to which the Class B Certificates (the "Class B Certificates") were sold and (x) the Private Placement Memorandum, dated July 30, 2002 (the "Private Placement Memorandum"), relating to the Class B Certificates. The Mortgage Loan Purchase Agreements, the Pooling and Servicing Agreement, the Underwriting Agreement, the Freddie Mac Certificate Purchase Agreement, the Indemnification and Contribution Agreement and the Class B Certificate Purchase Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of the agreements to which this opinion letter relates.

         Our opinions set forth below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealings and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial or other decisions upon the availability and enforceability of certain covenants, remedies and other provisions, including the remedies of specific performance and self-help and provisions imposing penalties and forfeitures and waiving objections to venue and forum, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of any agreement which purport or are construed to provide indemnification with respect to securities law violations. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the current actual knowledge of the attorneys in this firm who are involved in the representation of parties to the transactions described herein. In that regard we have



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conducted no special or independent investigation of factual matters in connection with this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, will constitute a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the Depositor in accordance with its terms.

         2. The Class A-2 Certificates, the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates and the Class S-2 Certificates, assuming the execution, authentication and delivery in accordance with the Pooling and Servicing Agreement and the delivery thereof and payment therefor in accordance with the Underwriting Agreement, will be validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

         3. The Trust Fund (exclusive of the Pre-Funding Accounts, the Interest Coverage Accounts, the Net WAC Rate Carryover Reserve Account, the Master Servicer Prepayment Charge Payment Amounts, any Subsequent Mortgage Loan Interest and the Excess Net WAC Rate Reserve Fund) described in the Pooling and Servicing Agreement will qualify as of the date hereof as one or more REMICs within the meaning of Section 860D of the Code. The Underwritten Certificates, the Freddie Mac Certificates, the Class B Certificates, the Class C Certificates and the Class P Certificates issued pursuant to the Pooling and Servicing Agreement will represent "regular interests" in a REMIC for purposes of Code Section 860G(a)(1), and each of the components of the Residual Certificates issued pursuant to the Pooling and Servicing Agreement will qualify as the sole class of "residual interest" in the related REMIC for purposes of Code Section 860G(a)(2), in each case assuming (i) appropriate elections are made to treat certain assets of the Trust Fund as REMICs, (ii) compliance with the provisions of the Pooling and Servicing Agreement, and (iii) compliance with changes in the law, including any amendments to the Code or applicable U.S. Department of Treasury regulations issued thereunder.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to the Registration Statement, to the use of our name in the Prospectus and Prospectus Supplement under the heading "Legal Matters" and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer



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in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are "persons" within the meaning of Section 7(a) or 11
(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                             Very truly yours,

                                             By  /s/ Thacher Proffitt & Wood